Exhibit 99.1

For Immediate Release

Investor and Media Relations Contacts:
(Oncothyreon)	(Sanford-Burnham)
Julie Rathbun	Heather Buschman, Ph.D.
Rathbun Communications	Sanford-Burnham Medical Research Institute
206-769-9219	858-795-5343
ir@oncothyreon.com	hbuschman@sanfordburnham.org

Oncothyreon Obtains Anti-Bcl-2 Compound from Sanford-Burnham Medical Research Institute; License Will Expand Oncology Product Development Pipeline

Seattle, Washington and La Jolla, California — September 12, 2011 — Oncothyreon Inc. (Nasdaq: ONTY) and Sanford-Burnham Medical Research Institute (Sanford-Burnham) today announced that they have entered into an exclusive licensing agreement for sabutoclax and related compounds. Sabutoclax is a pan-inhibitor of the Bcl-2 family of anti-apoptotic proteins currently in pre-clinical development. Financial terms of the agreement were not disclosed.

“Overexpression of one or more members of the Bcl-2 family of proteins is common in most human cancers,” said Scott Peterson, Ph.D., Vice President of Research and Development at Oncothyreon. “This overexpression prevents the type of cell death known as apoptosis, resulting in resistance to many frequently used cancer treatments. By blocking Bcl-2 protein function, sabutoclax induces apoptosis in tumor cells and increases the activity of chemotherapy. Sabutoclax inhibits all of the Bcl-2 protein family members, which may prove advantageous when compared with other compounds directed at these targets.”

Sabutoclax was discovered as a result of research in the laboratories of Maurizio Pellechia, Ph.D. and John C. Reed, M.D, Ph.D. at Sanford-Burnham. Dr. Reed, who has extensively published on the role of Bcl-2 proteins in cancer, is Chief Executive Officer of Sanford-Burnham. Reed commented, “We are confident that we have found a strong development partner in the Oncothyreon team that is dedicated to advancing sabutoclax into the clinic for patients battling with cancer.”

“We are excited to expand our pipeline of small molecule compounds being developed in oncology,” said Robert L. Kirkman, M.D., President and Chief Executive Officer at Oncothyreon. “Maintaining and advancing a diverse pipeline of both targeted small molecules and therapeutic vaccines for the treatment of cancer is an integral component of our corporate strategy.”

About Sanford-Burnham

Sanford-Burnham Medical Research Institute is dedicated to discovering the fundamental molecular causes of disease and devising the innovative therapies of tomorrow. Sanford-Burnham, with operations in California and Florida, is one of the fastest-growing research institutes in the country. The Institute ranks among the top independent research institutions nationally for NIH grant funding and among the top organizations worldwide for its research impact. From 1999 – 2009, Sanford-Burnham ranked #1 worldwide among all types of organizations in the fields of biology and biochemistry for the impact of its research publications, defined by citations per publication, according to the Institute for Scientific Information. According to government statistics, Sanford-Burnham ranks #2 nationally among all organizations in capital efficiency of generating patents, defined by the number of patents issued per grant dollars awarded.

Sanford-Burnham utilizes a unique, collaborative approach to medical research and has established major research programs in cancer, neurodegeneration, diabetes, and infectious, inflammatory, and childhood diseases. The Institute is especially known for its world-class capabilities in stem cell research and drug discovery technologies. Sanford-Burnham is a nonprofit public benefit corporation. For more information, please visit www.sanfordburnham.org.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to future preclinical and clinical development plans for our product candidates. These forward-looking statements represent Oncothyreon’s intentions, plans, expectations and beliefs and are based on its management’s experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon’s business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon’s control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the outcome of preclinical studies, the ability to advance a preclinical drug candidate into clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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